SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

Shells Seafood Restaurants, Inc.
(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-28258	65-0427966
(Commission File Number)	(IRS Employer Identification No.)

16313 N. Dale Mabry Hwy, Suite 100, Tampa, FL 33618
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (813) 961-0944

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On April 28, 2005, the Board of Directors of Shells Seafood Restaurants, Inc. (the “Company”) adopted, subject to stockholder approval at the annual meeting, an amendment (the “Amendment”) to the Company’s 2002 Equity Incentive Plan (the “Plan”). The Company’s stockholders approved the Amendment at the Annual Meeting of Stockholders held on June 22, 2005. The Amendment to the Plan (i) increases the number of shares of Common Stock available for issuance under the Plan by 3,150,000 shares from 1,850,000 shares to 5,000,000 shares, (ii) prohibits the grant of options with an exercise price that is less than the fair market value of the Common Stock on the date of grant, (iii) prohibits the repricing of options without stockholder approval, (iv) eliminates the Company’s ability to make loans to award recipients to facilitate the exercise of options or the purchase of shares under the Plan and (v) increases the number of options or other awards that may be granted under the Plan to any employee during any calendar year from 800,000 to 1,000,000. The foregoing description of the material terms of the Amendment, is qualified in its entirety by reference to the Plan, as so amended by the Amendment, a copy of which is filed herewith as Exhibit 10.1.

On June 22, 2005, the Compensation Committee and the Board of Directors of the Company approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $0.85 per share previously awarded to its employees, including its executive officers, and its directors under the Plan that were originally scheduled to vest during 2006. The acceleration of vesting is effective for stock options outstanding as of June 22, 2005. Options to purchase approximately 295,000 shares of common stock or 18.5% of the Company’s outstanding unvested options (of which options to purchase approximately 233,000 shares or 14.6% of the Corporation’s outstanding unvested options are held by the Corporation’s executive officers and directors) are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $1.10.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of income, upon adoption of FASB Statement No. 123 R (Share-Based Payment) in December, 2005. The pre-tax charge which the Company expects to avoid in 2006 amounts to approximately $87,000 based on the original vesting periods. The Company also believes that because many of the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, these options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

On both June 13 and June 22, 2005, each of Philip R. Chapman, Robert S. Ellin, Gary L. Herman, Michael R. Golding, Christopher D. Illick and Jay A. Wolf, the non-employee directors of the Company, was awarded an option to purchase 20,000 shares of the Company’s common stock at exercise prices of $0.76 and $0.85 per share, respectively. The June 13, 2005 awards were made subject to stockholder approval of the Amendment. In general, these options will vest on a monthly basis with respect to 1/12th increments during each of the first six months following the date of grant and with respect to all remaining shares on December 31, 2005. The foregoing description is qualified in its entirety by reference to the Company’s form of stock option agreement for non-employee directors, a copy of which is filed herewith as Exhibit 10.2.

On June 13, 2005, each of Leslie Christon, Warren Nelson and Guy Kathman, executive officers of the Company, was awarded, subject to stockholder approval of the Amendment, an option to purchase 450,000, 125,000 and 125,000 shares of the Company’s common stock, respectively, at an exercise price of $0.76 per share. In general, these options will vest on an annual basis with respect to 1/3 during each of the three years following the date of grant, except that those increments that would have otherwise vested on the first anniversary in 2006 based on the foregoing schedule will instead vest on December 31, 2005. In addition, options to purchase an aggregate of 173,000 shares of the Company’s common stock were awarded, subject to stockholder approval of the Amendment, to 37 non-executive officer employees of the Company on the same terms. The foregoing description is qualified in its entirety by reference to the Company’s form of stock option agreement for employees, a copy of which is filed herewith as Exhibit 10.3.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits
10.1 Shells Seafood Restaurants, Inc. 2002 Equity Incentive Plan, as amended.

10.2 Form of Stock Option Agreement for Non-Employee Directors.

10.3 Form of Stock Option Agreement for Employees.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELLS SEAFOOD RESTAURANT, INC. (Registrant)

Date: June 28, 2005	By:	/s/ Leslie J. Christon
Name: Leslie J. Christon Title: President and Chief Executive Officer